Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Reports dated November 22, 2006 relative to the financial statements of Jomar Specialties, Inc. as of December 31, 2004 and 2005 and for the years then ended.  In addition, the Report dated November 22, 2006 for the period ended September 30, 2006.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

November 22, 2006